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                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Sirius Satellite Radio Inc. for the registration of 429,881,643 shares of its common stock and to the incorporation by reference therein of our report dated February 7, 2003, except for Note 2 as to which the date is March 17, 2003, with respect to the consolidated financial statements of Sirius Satellite Radio Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



                                                        /s/ Ernst & Young LLP
New York, New York
May 19, 2003